EXHIBIT 5

(CONYERS DILL & PEARMAN LETTERHEAD)

7th July 2005

IPC Holdings, Ltd.	DIRECT LINE:	1 441 299 4965
American International Building	E-MAIL:	gcollis@cdp.bm
29 Richmond Road	OUR REF:	307818/GBC/at/corpdocs148154
Pembroke, HM 08	YOUR REF:
Bermuda

Dear Sirs,

IPC Holdings, Ltd. (the “Company”) – Stock Option Plan

We have acted as special legal counsel in Bermuda to the Company in connection with both the stock option plan adopted by the Company on 15 February 1996 as amended through June 10, 2005 (as so amended the “Plan” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Plan and the Registration Statement (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) on Form S-8 to be filed with the U.S. Securities and Exchange Commission in respect of the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,250,000 additional common shares (the “Plan Shares”) reserved for issuance pursuant to the Plan. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 5th July 2005, resolutions of its directors and of its shareholders (together, the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the documents reviewed by us, (c) that the Resolutions remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than Bermuda, and no terms of any written share option agreement entered or to be entered into pursuant to the Plan which would have any implication in relation to the opinions expressed herein, (e) that all options granted pursuant to the Plan will have been granted in accordance with the terms thereof, (f) that no Plan Shares shall be issued pursuant to the Plan in contravention of Bye-law 53 of the Company’s bye-laws, (g) that, upon the issue of any Plan Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (h) that on the date of issuance of any of the Plan Shares the Company will have sufficient authorized but unissued common shares, (i) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due, and (j) that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the common shares given by the Bermuda Monetary Authority will not have been revoked or amended at the time of issuance of any Plan Shares.

All obligations of the Company (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Plan Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. When the Registration Statement has become effective pursuant to the Securities Act, the issuance of the Plan Shares will have been duly authorised in accordance with the Company’s memorandum of association and bye-laws and the Plan, respectively.

3. When issued and paid for as contemplated by the Registration Statement and the Plan, the Plan Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the

Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN

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